Filed Pursuant to Rule 424(b)(5)

Registration Statement No. 333-238939

PROSPECTUS SUPPLEMENT

(to Prospectus dated July 1, 2020)

PACIFIC ETHANOL, INC.

This prospectus supplement amends and supplements the information in our shelf registration statement on Form S-3 (File No. 333-238939), or the registration statement, of which the prospectus supplement is a part. The registration statement contains a prospectus, or the base prospectus, which covers the offering, issuance and sale by us of up to $100,000,000 in the aggregate of our debt securities, common stock, preferred stock, warrants and units from time to time in one or more offerings and a prospectus, or the at-the-market prospectus, which covers the offer and sale of up to $30,000,000 of shares of our common stock under the At Market Issuance Sales Agreement, dated August 13, 2020, with H.C. Wainwright & Co., LLC, or the HCW sales agreement. The $30,000,000 of common stock that may be offered, issued and sold by us under the at-the-market prospectus is included in the $100,000,000 of securities that may be offered, issued and sold by us under the base prospectus.

The HCW sales agreement was terminated on October 22, 2020. As of that date, we had sold $5,013,740.65 of common stock under the at-the-market prospectus.

This prospectus supplement terminates the continuous offering by us under the at-the-market prospectus in respect of our HCW sales agreement and our related at-the-market program.

The date of this prospectus supplement is October 23, 2020.